EXHIBIT 5

                 Opinion of Miles & Stockbridge,
                   a Professional Corporation

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                                   April 25, 1995



The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland  21204

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 of 150,000 shares of Common Stock of The Black & Decker Corporation, a Maryland corporation (the "Corporation"), pursuant to The Black & Decker Corporation 1995 Stock Option Plan for Non-Employee Directors (the "Plan"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the 150,000 shares of Common Stock to be issued by the Corporation pursuant to the Plan have been duly and validly authorized and, when issued upon the terms set forth in the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   Miles & Stockbridge,
                                     a Professional Corporation


                                   By:/s/ GLENN C. CAMPBELL
                                      Principal